Aaron's, Inc. Reports Record Third Quarter Results

-- Revenues Up 9% to $529.5 Million

-- Same Store Revenues Increase 6.5%

-- GAAP Diluted EPS $.38; Up 6%

-- GAAP Diluted EPS Includes $.08 Retirement-Related Charge

-- Non-GAAP Diluted EPS $.46: Up 28%

ATLANTA, Oct. 25, 2012 /PRNewswire/ -- Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three and nine months ended September 30, 2012.

For the third quarter of 2012, revenues increased 9% to $529.5 million compared to $484.7 million for the third quarter in 2011. Net earnings were $28.9 million versus $28.0 million last year. Diluted earnings per share were $.38 compared to $.36 per share in 2011.

For the first nine months of this year, revenues advanced 10% to $1.654 billion compared to $1.500 billion for the first nine months of 2011. Net earnings were $136.4 million versus $83.2 million a year ago. Diluted earnings per share for the first nine months were $1.77 for 2012 compared to $1.04 in 2011.

During the third quarter of 2012 the Company recorded a $10.4 million, or $.08 per diluted share, charge to earnings for costs associated with the retirement of the Company's founder and Chairman of the Board. Additionally, as previously reported, the Company recorded a charge of $36.5 million in the second quarter of 2011 related to a lawsuit with a former Aaron's associate. In the first quarter of 2012 the Company settled this lawsuit and reversed into income $35.5 million of this charge.

Excluding from all periods the third quarter retirement-related charge and the 2011 lawsuit-related charge and subsequent 2012 reversal, net earnings for the third quarter of 2012 would have been $35.4 million compared to $28.0 million for the same period in 2011, and earnings per share assuming dilution would have been $.46 compared to $.36 a year ago, a 28% increase. Net earnings for the nine months of 2012 would have been $120.8 million compared to $105.8 million a year ago, up 14% over the same period in 2011, and earnings per share assuming dilution would have been $1.57 versus $1.32 last year, a 19% increase.

"We are pleased with our third quarter results of operations. Excluding the charge related to the retirement of our founder, earnings exceeded expectations. Revenue growth remains very strong and our planned new store openings are on schedule," said Ronald W. Allen, President and Chief Executive Officer of Aaron's. "Demand for the high-quality, basic home furnishings we offer, with superior service and flexible payment terms, continues in these difficult economic times, and we expect 2012 will be another record year for the Company in both revenues and earnings."

"Our HomeSmart stores are ramping up in revenues as anticipated and we remain quite optimistic that this weekly pay concept will substantially contribute to our future growth. However, we still have some work to do in perfecting the store business model, and do not currently plan to open a significant number of additional HomeSmart stores until after the first half of next year," Mr. Allen continued. "We feel we still have substantial opportunity for adding additional Aaron's Sales & Lease Ownership stores, and expect our overall new store growth in 2013 to be comparable to the number of stores added in 2012."

"Finally, I join the management team and all Aaron's associates, both past and present, in wishing our founder Charlie Loudermilk a very long and well deserved retirement. The vision, leadership, knowledge and other contributions Charlie gave to Aaron's over 57 years, as well as the impact he has had in the business and civic community, are too many to mention. He certainly will be missed," Mr. Allen concluded.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) increased 6.5% during the third quarter of 2012 compared to the third quarter of 2011, and customer count on a same store basis was up 8.2%. For Company-operated stores open over two years at the end of September 2012, same store revenues increased 4.8% during the third quarter of 2012 compared to the third quarter of 2011. The Company had 1,090,000 customers and its franchisees had 572,000 customers at the end of the third quarter of 2012, a 12.2% increase in total customers over the number at the end of the third quarter a year ago (customers of our franchisees, however, are not customers of Aaron's, Inc.).

During the first nine months of this year the Company generated over $86 million of cash flow from operations and had $156 million of cash on hand at the end of September 2012. The Company reacquired 872,908 shares of Common Stock in the third quarter of 2012 and 1,236,689 shares during the first nine months of the year, and has authorization to purchase an additional 4,044,655 shares.

Division Results

The Aaron's Sales & Lease Ownership division increased its revenues in the third quarter of 2012 to $513.6 million, a 7% increase over the $478.0 million in revenues in the third quarter of 2011. Sales and lease ownership revenues for the first nine months of 2012 increased 8% to $1.608 billion compared to $1.488 billion for the same period a year ago.

Revenues of the HomeSmart division increased in the third quarter to $14.2 million, compared to $5.7 million in revenues in the third quarter of 2011. HomeSmart revenues for the first nine months of 2012 were $40.4 million versus $6.7 million for the same period a year ago.

Components of Revenue

Consolidated lease revenues and fees for the third quarter and first nine months of 2012 increased 12% and 11%, respectively, over the comparable previous year periods. In addition, franchise royalties and fees increased 1% for the third quarter and 5% year to date compared to the same periods in 2011. Non-retail sales, which are primarily sales of merchandise to Aaron's Sales & Lease Ownership franchisees, increased 1% to $87.2 million for the third quarter from $86.1 million in the comparable period in 2011, and increased 10% to $299.2 million for the first nine months compared to $271.2 million for the first nine months of last year. The increases in the Company's franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company's franchisees, who, collectively, had revenues of $231.6 million during the third quarter and $733.6 million during the first nine months of 2012, a 3% and 7% increase, respectively, over the prior year periods. Same store revenues and customer counts for franchised stores increased 3.2% and 9.9%, respectively, for the third quarter compared to the same quarter last year. Revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.

Store Count

During the third quarter of 2012, the Company opened 14 Company-operated Aaron's Sales & Lease Ownership stores and 13 franchised stores. The Company also acquired four franchised stores and the accounts of three third party stores which were added to Aaron's Sales & Lease Ownership stores. In addition, the accounts of two third party stores were acquired and transferred to a HomeSmart store. The Company also sold two Company-operated stores to franchisees and the one remaining Aaron's Office Furniture store was sold to a third party. Two Company-operated stores were closed during the quarter.

Through the three months and nine months ended September 30, 2012, the Company awarded area development agreements to open seven and 36 additional franchised stores, respectively. At the end of September 2012, there were area development agreements outstanding for the opening of 201 franchised stores over the next several years.

At September 30, 2012, the Company had 1,190 Company-operated Aaron's Sales & Lease Ownership stores, 717 Aaron's Sales & Lease Ownership franchised stores, 78 HomeSmart stores, one franchised HomeSmart store, 17 Company-operated RIMCO stores, and six franchised RIMCO stores. The total number of stores open at the end of September 2012 was 2,009.

Fourth Quarter and Full Year 2012 Outlook

The Company is updating its guidance for 2012 and expects to achieve the following:

  Fourth quarter revenues (excluding revenues of franchisees) of approximately $575 million.
  Fourth quarter diluted earnings per share in the range of $.48 to $.52 per share.
  Fiscal year 2012 revenues (excluding revenues of franchisees) of over $2.2 billion.
  GAAP fiscal year 2012 diluted earnings per share in the range of $2.25 to $2.29.
  Non-GAAP fiscal year 2012 diluted earnings per share in the range of $2.05 to $2.09, which excludes the first quarter reversal of the accrued lawsuit expense and the third quarter retirement charge.
  Our initial earnings guidance for fiscal year 2013 is to achieve diluted earnings per share in the range of $2.25 to $2.41 per share.
  EPS guidance does not assume any additional significant repurchases of the Company's Common Stock.
  New store growth of approximately 5% to 7% over the store base at the end of 2011, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores. We expect overall new store growth in 2013 in the range of 4% to 6% over the store count at the end of 2012. This will be a net store growth after any opportunistic merging or disposition of stores.
  The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.
  The Company also plans to continue to acquire franchised stores or sell Company-operated stores as opportunities present themselves.

Conference Call

Aaron's will hold a conference call to discuss its quarterly financial results on Friday, October 26, 2012, at 10:00 am Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

Aaron's, Inc., based in Atlanta, currently has more than 2,009 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $89 million, at cost, of furniture and bedding at 14 facilities in eight states in 2011. The production of Woodhaven is for shipment to Aaron's stores.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Statements in this release that are "forward-looking" include without limitation Aaron's projected revenues, earnings, and store openings for future periods.

Aaron's, Inc. and Subsidiaries Consolidated Statements of Earnings (In thousands, except per share amounts)
	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Lease Revenues and Fees	$414,490	$370,350	$1,264,564	$1,139,681
Retail Sales	7,912	8,298	30,119	30,491
Non-Retail Sales	87,221	86,100	299,160	271,154
Franchise Royalties and Fees	15,981	15,889	49,628	47,408
Other	3,906	4,094	10,654	10,892
Total	529,510	484,731	1,654,125	1,499,626
Costs and Expenses:
Retail Cost of Sales	4,696	4,872	17,120	18,157
Non-Retail Cost of Sales	79,681	78,508	273,143	246,718
Operating Expenses	237,291	218,319	709,774	646,119
Lawsuit (Income) Expense	-	-	(35,500)	36,500
Retirement Charge	10,394	-	10,394	-
Depreciation of Lease Merchandise	150,783	136,727	457,350	415,405
Total	482,845	438,426	1,432,281	1,362,899

Operating Profit	46,665	46,305	221,844	136,727
Interest Income	932	464	2,708	934
Interest Expense	(1,553)	(1,677)	(4,889)	(3,023)
Earnings Before Income Taxes	46,044	45,092	219,663	134,638

Income Taxes	17,103	17,047	83,252	51,405

Net Earnings	$28,941	$28,045	$136,411	$83,233

Earnings Per Share	$.38	$.36	$1.80	$1.05
Earnings Per Share Assuming Dilution	$.38	$.36	$1.77	$1.04
Weighted Average Shares Outstanding	75,828	77,133	75,908	78,959
Weighted Average Shares Outstanding Assuming Dilution	76,918	78,340	77,007	80,122

Selected Balance Sheet Data (In thousands)
	(Unaudited) September 30, 2012	December 31, 2011
Cash and Cash Equivalents	$ 155,644	$ 176,257
Investments	99,859	98,132
Accounts Receivable, Net	67,573	87,471
Lease Merchandise, Net	908,607	862,276
Property, Plant and Equipment, Net	225,371	226,619
Other Assets, Net	312,422	284,394

Total Assets	1,769,476	1,735,149

Senior Notes	125,000	137,000
Accrued Litigation Expense	-	41,720
Total Liabilities	677,043	758,595
Shareholders' Equity	$1,092,433	$ 976,554

Use of Non-GAAP Financial Information

This press release presents the Company's net earnings and diluted earnings per share excluding a $36.5 million charge recorded in the second quarter of 2011 related to a previously announced lawsuit verdict against the Company, and associated legal fees and expenses, and the subsequent reversal into income of $35.5 million of such charge in the first quarter of 2012 related to the settlement of that lawsuit, as well as a $10.4 million charge to earnings in the third quarter of 2012 for costs associated with the retirement of the Company's founder and Chairman of the Board. These measures are not presented in accordance with generally accepted accounting principles in the United States ("GAAP").

While the lawsuit and retirement-related charges may not be considered as non-recurring in nature in a strictly accounting sense, management regards the circumstances of this particular lawsuit and retirement-related charge as infrequent and not arising out of the ordinary course of business. The adjustments involve matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to
Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution Excluding
Accrued Lawsuit (Income) Expense and Retirement Charge
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2012	2011	2012	2011
Net Earnings	$28,941	$28,045	$136,411	$83,233

Add Back Accrued Lawsuit (Income) Expense, Net of Taxes (1) (2)	-	-	(22,046)	22,557

Add Back Retirement Charge, Net of Taxes (3)	6,455	-	6,455	-

Non-GAAP Net Earnings Excluding Accrued Lawsuit (Income) Expense and Retirement Charge	$35,396	$28,045	$120,820	$105,790

Earnings Per Share Assuming Dilution	$.38	$.36	$1.77	$1.04

Add Back Accrued Lawsuit (Income) Expense	-	-	(.28)	.28

Add Back Retirement Charge	.08	-	.08	-

Non-GAAP Earnings Per Share Assuming Dilution Excluding Accrued Lawsuit (Income) Expense and Retirement Charge	$.46	$.36	$1.57	$1.32

Weighted Average Shares Outstanding Assuming Dilution	76,918	78,340	77,007	80,122

(1) Net of taxes of $13,455 for the nine months ended September 30, 2012 calculated using the effective tax rate for the nine months ended September 30, 2012.
(2) Net of taxes of $13,943 for the nine months ended September 30, 2011 calculated using the effective tax rate for the nine months ended September 30, 2011.
(3) Net of taxes of $3,939 for the three and nine months ended September 30, 2012 calculated using the effective tax rate for the nine months ended September 30, 2012.

Reconciliation of 2012 Projected Guidance for Earnings Per Share Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution Excluding Reversal of Accrued Lawsuit Expense and Retirement Charge
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$2.25	$2.29

Less Reversal of Accrued Lawsuit Expense	(.28)	(.28)

Add Back Retirement Charge	.08	.08

Projected Non-GAAP Earnings Per Share Assuming Dilution Excluding Reversal of Accrued Lawsuit Expense and Retirement Charge	$2.05	$2.09

CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer, +1-404-231-0011